Exhibit 10.63

[Form of Change of Control Severance Agreement]

[TiVo Letterhead]

[Date]

[Executive Name]

[Address]

Dear Mr/s. _____________:

TiVo, Inc. (the “Corporation”) considers it essential to the best interests of its shareholders to foster the continuous employment of the Corporation’s key management personnel. In this regard, the Corporation’s Board of Directors (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Corporation may exist and the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders.

The Board has decided to reinforce and encourage the continued attention and dedication of members of the Corporation’s management, including yourself, to their assigned duties without the distraction arising from the possibility of a change in control of the Corporation.

In order to induce you to remain in its employ, the Corporation hereby agrees that after this letter agreement (this “Agreement”) has been fully executed, you shall receive the severance benefits set forth in this Agreement in the event that your employment with the Corporation is terminated under the circumstances described below in anticipation of or subsequent to a Change in Control (as defined below).

1.    Term of Agreement.    This Agreement shall commence on the date hereof and shall continue in effect through December 31,             ; provided, however, that commencing on January 1,              and on each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Corporation shall have given you notice that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or any extended term of this Agreement, the term of this Agreement shall continue in effect for the eighteen (18) month period immediately following the Change in Control.

2.    Change in Control.    No benefits shall be payable hereunder unless there has been a Change in Control. For purposes of this Agreement, a “Change in Control” shall mean of (i) a sale, lease or other disposition of all or substantially all of the assets of the Corporation, (ii) a sale by the stockholders of the Corporation of the voting stock of the Corporation to another corporation and/or its subsidiaries that results in the ownership by such corporation and/or its subsidiaries of eighty percent (80%) or more of the combined voting power of all classes of the voting stock of the Corporation entitled to vote; (iii) a merger or consolidation in which the Corporation is not the surviving corporation or (iv) a reverse merger in which the Corporation is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

[Executive Name]

[Date]

3.    Termination in Anticipation of or Following Change in Control.

(i)    General.    If a Change in Control shall have occurred during the term of this Agreement, you shall be entitled to the benefits provided in Section 4(ii) if your employment is terminated within the eighteen (18) month period immediately following the date of such Change in Control (a) by the Corporation other than for Cause or Disability (each as defined below), or (b) by you for Good Reason (as defined below) (a termination of your employment under the circumstances described in this sentence is sometimes hereinafter referred to as a “Payment Termination”). Notwithstanding anything contained herein, if your employment is terminated during the period commencing on the public announcement of a transaction which if consummated will constitute a Change in Control and ending on the date of consummation of such Change in Control either by the Corporation other than for Cause or Disability or by you for Good Reason, and if such termination (1) was at the request of a third party effecting the Change in Control or (2) otherwise arose in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement your employment shall be deemed to have been terminated immediately after the actual occurrence of the Change in Control. Except as described in the preceding sentence, in the event that your employment with the Corporation is terminated for any reason and subsequently a Change in Control occurs, you shall not be entitled to any benefits hereunder. In the event that you are entitled to the benefits provided in Section 4(ii), such benefits shall be paid notwithstanding the subsequent expiration of the term of this Agreement.

(ii)    Death or Disability.    Your employment with the Corporation shall terminate automatically upon your death. The Corporation may terminate your employment for Disability, but only if that Disability continues through the Date of Termination (as hereinafter defined). For purposes of this Agreement, “Disability” shall mean your absence from the full-time performance of your duties with the Corporation for six (6) consecutive months by reason of your physical or mental illness.

(iii)    Cause.    The Corporation may terminate your employment for Cause. For purposes of this Agreement, “Cause” shall mean (a) your willful and continued failure to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination (as defined below) for Good Reason), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (b) your willful and continued failure to substantially follow and comply with the specific and lawful directives of the Board, as reasonably determined by the Board (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not

[Executive Name]

[Date]

substantially performed your duties, (c) your willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Corporation, or (d) your conviction of, or entry by you of a guilty or no contest plea to, the commission of a felony involving moral turpitude. For purposes of this Section 3(iii), no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith. Notwithstanding the foregoing, you shall not be deemed terminated for Cause pursuant to Sections 3(iii)(a), (b) or (c) hereof unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (¾) of the entire membership of the Board (after reasonable notice to you, an opportunity for you, together with your counsel, to be heard before the Board and a reasonable opportunity to cure), finding that in the Board’s good faith opinion you were guilty of the conduct set forth above in this Section 3(iii) and specifying the particulars thereof in reasonable detail.

(iv)    Good Reason.    You may terminate your employment with the Corporation for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, after a Change in Control, of any one or more of the following events without your prior written consent, unless the Corporation fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) prior to the Date of Termination:

(a)    the assignment to you of any duties which are adversely inconsistent with the position in the Corporation that you held immediately prior to the Change in Control, a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to the Change in Control, including by virtue of the Corporation ceasing to be a publicly-held corporation, or any other action by the Corporation that results in a material diminution in your position, authority, duties or responsibilities;

(b)    the Corporation’s reduction of your annual base salary or bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time;

(c)    the relocation of the Corporation’s offices at which you are principally employed immediately prior to the date of the Change in Control (your “Principal Location”) such that your one-way daily commute from your principal residence to the Corporation’s offices at which you are principally employed is increased by more than thirty (30) miles;

(d)    the Corporation’s failure to pay to you any portion of your then current compensation or any portion of an installment of deferred compensation under any deferred compensation program of the Corporation, in each case within seven (7) days of the date such compensation is due;

(e)    the Corporation’s failure to continue in effect compensation and benefit plans which provide you with benefits which are no less favorable on an aggregate basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, to the benefits provided to you under the Corporation’s compensation and benefit plans and practices immediately prior to the Change in Control;

[Executive Name]

[Date]

(f)    the Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof;

(g)    any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(v) hereof (and, if applicable, the requirements of Section 3(iii) hereof), which purported termination shall not be effective for purposes of this Agreement; or

(h)    the continuation or repetition, after written notice of objection from you, of harassing or denigrating treatment of you which is inconsistent with your position with the Corporation.

Your right to terminate your employment pursuant to this Section 3(iv) shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(v)    Notice of Termination.    Any purported termination of your employment by the Corporation or by you (other than termination due to your death, which shall terminate your employment automatically) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 6. For purposes of this Agreement, “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(vi)    Date of Termination.    For purposes of this Agreement, “Date of Termination” shall mean (a) if your employment is terminated due to your death, the date of your death; (b) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full time performance of your duties during such thirty (30) day period), and (c) if your employment is terminated for any reason other than death or Disability, the date specified in the Notice of Termination (which, in the case of a termination by the Corporation without Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination by you for Good Reason shall not be less than fifteen (15) nor more than thirty (30) days from the date such Notice of Termination is given).

4.    Compensation Upon Termination.

(i)    If your employment with the Corporation is terminated by reason of your death, by the Corporation for Cause or Disability, or by you other than for Good Reason, the Corporation shall pay you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

[Executive Name]

[Date]

(ii)    If you incur a Payment Termination, then, in lieu of any severance benefits to which you may otherwise be entitled under any severance plan or program of the Corporation, you shall be entitled to the benefits provided below:

(a)    the Corporation shall, at the time specified in Section 4(iii), pay to you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Corporation at the time such payments are due;

(b)    the Corporation shall, at the time specified in Section 4(iii), pay as severance pay to you a lump-sum severance payment equal to the sum of the following:

(A)    one hundred percent (100%) of the greater of (x) your annual base salary as in effect immediately prior to delivery of the Notice of Termination or (y) your annual base salary as in effect immediately prior to the Change in Control; and

(B)    one hundred percent (100%) of the greater of (x) your targeted annual bonus for the year in which the Date of Termination occurs or (y) your targeted annual bonus for the year in which the Change in Control occurs, in each case assuming that the bonus targets are satisfied;

(c)    you shall immediately become one hundred percent (100%) vested with respect to any options to purchase the Corporation’s capital stock that you then hold and/or any restrictions with respect to restricted shares of the Corporation’s capital stock that you then hold shall immediately lapse;

(d)    the Corporation shall, at its sole expense as incurred, provide you with up to $25,000 for (i) outplacement services for a period not to exceed one (1) year, the scope of which shall be selected by you in your sole discretion and the provider of which shall be selected by you from among the providers offered to you by the Corporation, or (ii) the reasonable costs incurred by you in connection with the establishment of a home or other alternate office for your use;

(e)    for the period beginning on the Date of Termination and ending on the earlier of (i) the date which is twenty-four (24) full months following the Date of Termination or (ii) the first day of your eligibility to participate in a comparable group health plan maintained by a subsequent employer, the Corporation shall pay for and provide you and your dependents with the same medical benefits coverage to which you would have been entitled had you remained continuously employed by the Corporation

[Executive Name]

[Date]

during such period. In the event that you are ineligible under the terms of the Corporation’s benefit plans to continue to be so covered, the Corporation shall provide you with substantially equivalent coverage through other sources or will provide you with a lump sum payment (determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), on the Date of Termination) in such amount that, after all income and employment taxes on that amount, shall be equal to the cost to you of providing yourself such benefit coverage. At the termination of the benefits coverage under the first sentence of this Section 4(ii)(e), you and your dependents shall be entitled to continuation coverage pursuant to Section 4980B of the Code, Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Corporation on the date such benefits coverage terminates.

(f)    in any situation where under applicable law the Corporation has the power to indemnify (or advance expenses to) you in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys’ fees) of any nature related to or arising out of your activities as an agent, employee, officer or director of the Corporation or in any other capacity on behalf of or at the request of the Corporation, the Corporation shall promptly on written request, indemnify (and advance expenses to) you to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Corporation may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement. Such agreement by the Corporation shall not be deemed to impair any other obligation of the Corporation respecting your indemnification otherwise arising out of this or any other agreement or promise of the Corporation or under any statute; and

(g)    the Corporation shall furnish you for six (6) years following the Date of Termination (without reference to whether the term of this Agreement continues in effect) with directors’ and officers’ liability insurance insuring you against insurable events which occur or have occurred while you were a director or officer of the Corporation, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Change in Control, and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability issuance policies provided for officers and directors of the Corporation in force from time to time, provided, however, that such terms, conditions and exceptions shall not be, in the aggregate, materially less favorable to you than those in effect on the date hereof; provided, further, that if the aggregate annual premiums for such insurance at any time during such period exceed one hundred and fifty percent (150%) of the per annum rate of premium currently paid by the Corporation for such insurance, then the Corporation shall provide the maximum coverage that will then be available at an annual premium equal to one hundred and fifty percent (150%) of such rate.

[Executive Name]

[Date]

(iii)    The payments provided for in Sections 4(ii)(a) and (b) as applicable, shall be made not later than the fifth business day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(iv)    You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amounts (other than loans or advances to you by the Corporation) claimed to be owed by you to the Corporation, or otherwise.

5.    Successors; Binding Agreement.

(i)    The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Corporation” as used herein shall mean the Corporation as defined in this Agreement and any successor to its business and/or assets as aforesaid.

(ii)    This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.    Notice.    For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

[Executive Name]

[Date]

7.    Confidentiality and Non-Solicitation Covenants.

(i)    Confidentiality.    You hereby agree that during the term of this Agreement and thereafter, you shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). You further agree that, upon termination of your employment with the Corporation, all Confidential Information in your possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Corporation and shall not be retained by you or furnished to any third party, in any form except as provided herein; provided, however, that you shall not be obligated to treat as confidential, or return to the Corporation copies of any Confidential Information that (a) was publicly known at the time of disclosure to you, (b) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Corporation by any person or entity, or (c) is lawfully disclosed to you by a third party. As used in this Agreement, the term “Confidential Information” means: information disclosed to you or known by you as a consequence of or through your relationship with the Corporation, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Corporation and its affiliates.

(ii)    Non-Solicitation.    You hereby agree that, for the one (1) year period immediately following the Date of Termination, you shall not, either on your own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Corporation any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Corporation; provided, however, that a general advertisement to which an employee of the Corporation responds shall in no event be deemed to result in a breach of this Section 7(ii).

(iii)    Survival; Reformation.    The provisions of this Section 7 shall survive the termination or expiration of this Agreement and your employment with the Corporation and shall be fully enforceable thereafter. If it shall be finally determined that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of any state or jurisdiction, it is the intention of the parties that such restriction may be modified or amended to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

(iv)    Equitable Relief.    In the event that you shall breach or threaten to breach any of the provisions of this Section 7, in addition to and without limiting or waiving any other remedies available to the Corporation in law or in equity, the Corporation shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce the provisions of this Section 7. You acknowledge that it is impossible to measure in money the damages that the Corporation will sustain in the event that you breach or threaten to breach the provisions of this Section 7 and, in the event that the Corporation shall institute any action or proceeding to enforce such

[Executive Name]

[Date]

provisions seeking injunctive relief, you hereby waive and agree not to assert and shall not use as a defense thereto the claim or defense that the Corporation has an adequate remedy at law. The foregoing shall not prejudice the right of the Corporation to require you to account for and pay over to the Corporation the amount of any actual damages incurred by the Corporation as a result of such breach.

8.    Miscellaneous.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Except as provided in Section 4(ii)(f) hereunder, any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

9.    Severability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11.    Arbitration; Dispute Resolution, Etc.

(i)    Arbitration Procedure.    Except as set forth in Section 7(iv), any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in San Jose, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, you and the Corporation shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event you and the Corporation cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither you nor the Corporation nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation,

[Executive Name]

[Date]

enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

(ii)    Compensation During Dispute, Etc.    Your compensation during any disagreement, dispute, controversy, claim, suit, action or proceeding (collectively, a “Dispute”) arising out of or relating to this Agreement or the interpretation of this Agreement shall be as follows:

If there is a termination of your employment with the Corporation followed by a Dispute as to whether you are entitled to the payments and other benefits provided under this Agreement, then, during the period of that Dispute the Corporation shall pay you fifty percent (50%) of the amounts specified in Section 4(ii)(b) hereof, and the Corporation shall provide you with the other benefits provided in Section 4(ii) of this Agreement, if, but only if, you agree in writing that if the Dispute is resolved against you, you shall promptly refund to the Corporation all payments you receive under Section 4(ii)(b) of this Agreement plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly. If the Dispute is resolved in your favor, promptly after resolution of the Dispute the Corporation shall pay you all amounts which were withheld during the period of the Dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.

(iii)    Expenses, Legal Fees.    The Corporation shall pay, or reimburse you for, all expenses and reasonable attorneys fees incurred by you in connection with any Dispute arising out of or relating to this Agreement or the interpretation thereof.

12.    Entire Agreement.    This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance agreements, is hereby terminated and cancelled. Any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Corporation (other than severance plans or agreements) to which you are a party or in which you are a participant, including, but not limited to, any Corporation sponsored employee benefit plans and stock options plans. The provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.

13.    At-Will Employment.    Nothing contained in this Agreement shall (i) confer upon you any right to continue in the employ of the Corporation, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with the at-will nature of your employment with the Corporation.

[Executive Name]

[Date]

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter, which shall then constitute our agreement on this subject.

Sincerely,

TIVO, INC.

By:	________________________________________
Its:

Agreed and Accepted,

this _____________ day of __,             .

___________________________________________
[Executive Name]